                                                                    Exhibit 2.1


                                                                       12/30/99

                                    AGREEMENT

                                      Among

                           Casella Waste Systems, Inc.

                             Alternate Energy, Inc.,

                        Rochester Environmental Park LLC

                                       and

                               Robert S. Gundersen

                                TABLE OF CONTENTS

                                 [TO BE REVISED]

SECTION                                                                                                            PAGE

I.       The Acquisition Transactions............................................................................6
   1.1        Merger.............................................................................................6
   1.2        Purchase of the Membership Interest from the Owner.................................................8
   1.3        Further Assurances.................................................................................9
   1.4        Escrow.............................................................................................9
   1.5        The Closing........................................................................................9
   1.6        Post Closing Adjustments to Confirm Indebtedness and Working Capital...............................9
II.      Representations of AEI and the Owner...................................................................11
   2.1        Organization......................................................................................11
   2.2        Capitalization of AEI and the Subsidiaries........................................................12
   2.3        Authorization.....................................................................................12
   2.4        Ownership of the Assets...........................................................................12
   2.5        Financial Statements..............................................................................13
   2.6        Absence of Undisclosed Liabilities................................................................14
   2.7        Litigation........................................................................................14
   2.8        Insurance.........................................................................................14
   2.9        Personal Property; Customers......................................................................15
   2.10       Fixed Assets......................................................................................15
   2.11       Leases............................................................................................15
   2.12       Change in Financial Condition and Assets..........................................................16
   2.13       Tax Matters.......................................................................................16
   2.14       Accounts Receivable...............................................................................17
   2.15       Books and Records.................................................................................18
   2.16       Contracts and Commitments.........................................................................18
   2.17       Compliance with Agreements and Laws...............................................................19
   2.18       Employee Relations................................................................................20
   2.19       Absence of Certain Changes or Events..............................................................21
   2.20       Intentionally Omitted.............................................................................21
   2.21       Intentionally Omitted.............................................................................21
   2.22       Bank Accounts.....................................................................................21
   2.23       Prepayments and Deposits..........................................................................22
   2.24       Intentionally Omitted.............................................................................22
   2.25       Employee Benefit Plans............................................................................22
   2.26       Real Estate.......................................................................................25
   2.27       Acquired Assets Complete..........................................................................27
   2.28       Regulatory Approvals..............................................................................27
   2.29       Indebtedness to and from Officers, Directors and Shareholders.....................................27
   2.30       Powers of Attorney and Suretyships................................................................27
   2.31       Disclosure........................................................................................27
   2.32       Representations of AEI and the Owner relating to the shares of Buyer Common Stock.................27




III.     Representations of the Buyer and the Transitory Subsidiary.............................................28
   3.1        Organization and Authority........................................................................28
   3.2        Capitalization of the Buyer.......................................................................28
   3.3        Authorization of Transaction......................................................................28
   3.4        Noncontravention..................................................................................29
   3.5        Reports and Financial Statements..................................................................29
   3.6        Regulatory Approvals..............................................................................30
IV.      Access to Information; Public Announcements; Sublease..................................................30
   4.1        Access to Management, Properties and Records......................................................30
   4.2        Confidentiality...................................................................................30
   4.3        Public Announcements..............................................................................31
   4.4        Sublease..........................................................................................31
V.       Pre-Closing Covenants of AEI, REP and the Owner........................................................31
   5.1        Conduct of Business...............................................................................31
   5.2        Absence of Material Changes.......................................................................31
   5.3        Taxes.............................................................................................32
   5.4        Delivery of Interim Financial Statements..........................................................32
   5.5        Communication with Customers and Suppliers........................................................33
   5.6        Compliance with Laws..............................................................................33
   5.7        Continued Truth of Representations and Warranties of AEI and the Owner............................33
   5.8        Continuing Obligation to Inform...................................................................33
   5.9        Exclusive Dealing.................................................................................33
VI.      Best Efforts to Obtain Satisfaction of Conditions......................................................33
VII.     Conditions to Obligations of the Buyer and the Transitory Subsidiary...................................34
   7.1        Continued Truth of Representations and Warranties of AEI, REP and the Owner; Compliance with
              Covenants and Obligations.........................................................................34
   7.2        Corporate Proceedings.............................................................................34
   7.3        Governmental Approvals............................................................................34
   7.4        Consents of Lenders, Lessors and Other Third Parties..............................................34
   7.5        Adverse Proceedings...............................................................................34
   7.6        Opinion of Counsel................................................................................34
   7.7        Board of Directors and Shareholder Approval.......................................................34
   7.8        The LLC Interest..................................................................................34
   7.9        Update............................................................................................35
   7.10       Employment Agreements; Non-Competition Agreements.................................................35
   7.11       Escrow Agreement..................................................................................35
   7.12       Due Diligence Review..............................................................................35
   7.13       Pooling Letter....................................................................................35
   7.14       No Dissenting Shares..............................................................................35
   7.15       Closing Deliveries................................................................................35
VIII.    Conditions to Obligations of AEI and the Owner.........................................................36
   8.1        Continued Truth of Representations and Warranties of the Buyer and the Transitory Subsidiary;
              Compliance with Covenants and Obligations.........................................................37
   8.2        Corporate Proceedings.............................................................................37
   8.3        Governmental Approvals............................................................................37
   8.4        Consents of Lenders, Lessors and Other Third Parties..............................................37


                                       ii


   8.5        Adverse Proceedings...............................................................................37
   8.6        Opinion of Counsel................................................................................37
   8.7        Escrow Agreement..................................................................................37
   8.8        Employment Agreements.............................................................................37
   8.9        Closing Deliveries................................................................................38
IX.      Indemnification........................................................................................38
   9.1        By the Buyer and AEI Stockholders/Owner...........................................................38
   9.2        By AEI Stockholders/Owner.........................................................................39
   9.3        Claims for Indemnification........................................................................39
   9.4        Defense by Indemnifying Party.....................................................................40
   9.5        Payment of Indemnification Obligation.............................................................40
   9.6        Survival of Representations; Claims for Indemnification...........................................40
   9.7        Indemnification Representative....................................................................41
X.       Post-Closing Agreements................................................................................41
   10.1       Proprietary Information...........................................................................41
   10.2       No Solicitation or Hiring of Former Employees.....................................................41
   10.3       Non-Competition Agreement.........................................................................41
   10.4       Cooperation in Litigation.........................................................................42
   10.5       Right of First Refusal Agreement..................................................................42
XI.      Termination of Agreement...............................................................................42
   11.1       Termination by Lapse of Time......................................................................42
   11.2       Termination by Agreement of the Parties...........................................................43
   11.3       Termination by Reason of Breach...................................................................43
XII.     Brokers................................................................................................43
   12.1       For AEI, the Owner and REP........................................................................43
   12.2       For the Buyer.....................................................................................43

XIII.    REGISTRATION RIGHTS....................................................................................43
   13.1       Registration of Shares............................................................................43
   13.2       Limitations on Registration Rights................................................................44
   13.3       Registration Procedures...........................................................................44
   13.4       Requirements of AEI Stockholders..................................................................45
   13.5       Indemnification...................................................................................45
   13.6       Assignment of Rights..............................................................................45
XIV.     NOTICES................................................................................................46
XV.      XV.....................................................................................................46
XVI.     Entire Agreement; Amendments; Attachments..............................................................47

   16.1       _______________...................................................................................47
   16.2       _______________...................................................................................47
XVII.    Expenses...............................................................................................47
XVIII.   Governing Law..........................................................................................47
XIX.     Section Headings.......................................................................................47
XX.      Severability...........................................................................................47
XXI.     Counterparts...........................................................................................48



Schedules to be provided by AEI

  1.1(i)        -       Subsidiaries


                                    iii


1.1(ii)         -       Excluded Assets
  1.4           -       Assumed Liabilities
  1.5           -       Allocation of the Purchase Price
  2.2           -       Capitalization
  2.3           -       Third Party Consents
  2.4(i)        -       Encumbrances
  2.4(ii)       -       Permitted Encumbrances
  2.6           -       Undisclosed Liabilities
  2.7           -       Litigation
  2.8           -       Insurance
  2.9           -       Inventory
  2.10          -       Fixed Assets
  2.11          -       Leases
  2.12          -       Changes in Financial Condition
  2.13          -       Tax Matters
  2.14          -       Accounts Receivable
  2.16          -       Contracts
  2.17          -       Permits
  2.18          -       Employee Relations
  2.19          -       Certain Changes or Events
  2.20          -       Customer List
  2.21          -       Suppliers
  2.23          -       Prepayments and Deposits
  2.24          -       Intangible Property
  2.25          -       Employee Plans
  2.26          -       Real Estate (addresses and legal description)
  2.26(i)       -       Exceptions
  2.26(ii)      -       Permitted Exceptions
  2.28          -       Regulatory Approvals
  2.29          -       Affiliated Indebtedness
  2.30          -       Powers of Attorney and Suretyships


SCHEDULES TO BE PROVIDED BY THE BUYER


  3.3           -       Third Party Consents
  7.11          -       Employment Contracts


EXHIBITS

Exhibit 1.1A(ii)           (the "Customer Accounts")

Exhibit 1.1A(iii)          (the "Proprietary Rights")

Exhibit A                  Instrument of Assignment and Amendment to Operating
                           Agreement of Rochester Environmental Park LLC


                                       iv

Exhibit B                  Opinion of Nutter, McClennen & Fish, LLP

Exhibit C                  Escrow Agreement

Exhibit D                  Registration Rights Agreement

Exhibit E                  Opinion of Hale and Dorr LLP

                               PURCHASE AGREEMENT

         Agreement made as of the 30th day of December, 1999 between Casella Waste Systems, Inc., a Delaware corporation with its principal office at 25 Greens Hill Lane, Rutland, VT 05701 (the "Buyer"), Alternate Energy, Inc., a Massachusetts corporation with its principal office at 60Lumber Street, Hopkinton, MA 01748 ("AEI"), Rochester Environmental Park LLC, a Massachusetts limited liability company ("REP") and Robert S. Gundersen, an individual with a residence address at 18 Harwich Street, Westwood, MA 02090 (the "Owner").

                              PRELIMINARY STATEMENT

         This Agreement contemplates a merger of a transitory subsidiary wholly-owned by Casella (the "Transitory Subsidiary") with and into AEI, with AEI being the surviving party in such merger. In such merger, the stockholders of AEI will receive Class A Common Stock of the Buyer in exchange for their shares of capital stock of AEI. It is contemplated that such merger will be accounted for under the pooling-of-interests method of accounting.

         This Agreement also contemplates that the Buyer will purchase, and the Owner will sell, all of his right, title and interest to the membership interest held by him in REP.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

I.       THE ACQUISITION TRANSACTIONS.

     1.1  Merger.

     (a) Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into AEI (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and AEI shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files Articles of Merger, in accordance with
Section 78 of the Massachusetts Business Corporation Law (the "Articles of Merger"), with the Secretary of State of the Commonwealth of Massachusetts. The Merger shall have the effects set forth in Section 80 of the Massachusetts Business Corporation Law. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of the capital stock of AEI, each share of common stock, without par value, of AEI ("Common Shares") issued and outstanding immediately prior to the Effective Time and Common Shares held in AEI's treasury) shall be converted into and represent the right to receive such number of shares of Class A common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio (as defined below). For purposes of this Agreement, (i) none of the shares of Buyer Common Stock issued hereunder will be registered under the Securities Act of 1933, as amended, and accordingly, all of such shares will constitute "restricted stock" for purposes of the Securities Act, and (ii) "Estimated Indebtedness" means the estimated aggregate Indebtedness of REP and AEI as of the Closing Date.

     (b) The "Conversion Ratio" shall be the result obtained by dividing an amount equal to (i) (X) the sum of (A) $14,107,500 plus (B) an amount equal to
5.0 times AEI's earnings before interest, taxes, depreciation and amortization ("EBITDA") (not including any contribution from REP other than payments for services rendered) for the 12-month period ended October 31, 1999, excluding expenses of AEI that will not be incurred following the Closing, minus (Y) the Estimated Indebtedness of AEI and REP as of the Closing, by (ii) the number of outstanding Common Shares immediately prior to the Effective Time, and dividing such amount by (iii) the lower of (A) the average of the closing prices of the Buyer Common Stock on the Nasdaq National Market over the ten trading days ending on the fifth trading day prior to the Closing, and (B) $17.00 per share (the "Buyer Closing Stock Price"). The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock. Stockholders of record of AEI immediately prior to the Effective Time ("AEI Stockholders") shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their AEI Shares were converted pursuant to this Section 1.1 (the "AEI Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which their AEI Shares were converted pursuant to this Section 1.1, rounded to the nearest whole number (the "AEI Escrow Shares"), shall be deposited in escrow pursuant to Section 1.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

     (c) Each AEI Share held in AEI's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

     (d) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

     (e) On the Closing Date, the Buyer shall deliver to each AEI Stockholder, upon presentation by the AEI Stockholder of the stock certificates (each, a "Certificate") representing all of the AEI Shares held by him, a stock certificate representing the Initial Shares issuable to such AEI Stockholder, as described in this Section 1.1, plus cash in lieu of any fractional shares, as provided in paragraph (h) below]. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares issuable pursuant to Section 1.1. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.1 The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (g) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former AEI Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions

     (h) No certificates or scrip representing fractional Initial Shares shall be issued to former AEI Stockholders upon the surrender for exchange of Certificates, and such former Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former AEI Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former AEI Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number).

     (i) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of AEI and (2) the identity of the incorporator shall be deleted.

     (j) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of AEI.

     (k) At the Effective Time, the stock transfer books of AEI shall be closed and no transfer of AEI Shares shall thereafter be made.

     1.2 PURCHASE OF THE MEMBERSHIP INTEREST FROM THE OWNER. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Owner shall sell, transfer, convey, assign and deliver to [the Buyer], and [the Buyer] shall purchase, acquire and accept from the Owner, all of the Owner's right, title and interest in and to any membership interests in REP, including without limitation, any and all interest in capital, profits, loans or otherwise (the "LLC Interest"). At the Closing the Owner shall deliver to the Buyer an assignment of the REP interest, together with an amendment to the Operating Agreement of REP, each in the form of EXHIBIT A attached hereto. As consideration for the sale of the LLC Interest to the Buyer, the Buyer shall issue to the Owner such number of shares of Buyer Common Stock as is equal to the result obtained by dividing an amount equal to (i) $142,500 by (ii) the Buyer Closing Stock Price. The Owner shall be entitled to receive immediately 90% of the shares of Buyer Common Stock payable pursuant to the preceding sentence (the "LLC Interest Initial Shares"); the remaining 10% of the shares of Buyer Common Stock payable pursuant to the preceding sentence, rounded to the nearest whole number (the "LLC Interest Escrow Shares"), shall be deposited in escrow pursuant to Section 1.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The AEI Initial Shares and the LLC Interest Initial Shares are collectively referred to as the "Initial Shares", and the AEI Escrow Shares and the LLC Interest Escrow Shares shall together be referred to herein as the "Escrow Shares." The Initial Shares and the Escrow shares shall together be referred to herein as the "Merger Shares". The Merger and the purchase of the LLC Interest herein shall be conditioned on each other, and neither party shall be obligated to close the Merger or the purchase of the LLC Interest unless both such transactions shall close simultaneously.

     1.3 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, AEI and the Owner promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively assist them in exercising all rights with respect hereto and to carry out the purpose and intent of this Agreement.

     1.4  ESCROW.

     (a) On the Closing Date, the Buyer shall deliver to State Street Bank & Trust Company, as escrow agent (the "Escrow Agent") a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares for the purpose of securing the indemnification obligations of the AEI Stockholders and the Owner set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     (b) The adoption of this Agreement and the approval of the Merger by the AEI Stockholders shall constitute approval of this Agreement, the Escrow Agreement and of all of the arrangements relating hereto and thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Owner as the Indemnification Representative.

     1.5 THE CLOSING. The parties are contemplating that a closing of the transactions described in Section 1.1 and 1.2 above shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 10:00 a.m., Boston time, on or about January 15, 1999 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto. The Effective Time and the assignment of the LLC Interest by the Owner to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").

     1.6 POST CLOSING ADJUSTMENTS TO CONFIRM INDEBTEDNESS AND WORKING CAPITAL. The Initial Purchase Price shall be subject to adjustment after the Closing Date as follows:

     (a) Within thirty (30) days following the Closing Date, AEI and the Owner shall cause Liberfarb and Sussman, independent accountants for the AEI Stockholders (the "AEI Accountants"), to conduct a SARS review of the books and records of AEI and REP as of the Closing Date. AEI and the Owner shall cause the AEI Accountants to deliver a reviewed balance sheet for each of AEI and REP (the "Closing Balance Sheets") to each of the Parties. The Closing Balance Sheets shall be prepared in accordance with generally accepted accounting principles applied consistently with AEI's past practice, without any adjustments applicable solely as a result of the transactions contemplated by this Agreement. The Closing Balance Sheets shall reflect any Indebtedness (as defined below) which is repaid at the Closing as if it had not been repaid, and any cash used to pay same as if it had not been so used.

     (b) The Closing Balance Sheets (also referred to as the "Closing Financial Statements") delivered pursuant to the preceding paragraph shall be accompanied by a statement prepared by the AEI Accountants, setting forth the aggregate Indebtedness and aggregate Working Capital of AEI and REP as of the Closing. For purposes of this Agreement, "Indebtedness" means (x) all liabilities as are required to be listed on a balance sheet under generally accepted accounting principles, plus (y) any expenses of REP and/or AEI incurred in connection with the transactions contemplated by this Agreement. In the event that (A) the Buyer or (B) AEI disputes the Closing Financial Statements or the calculation of the amount of Indebtedness or Working Capital, the disputing party shall notify the other parties hereto in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 20 calendar days after delivery of the Closing Financial Statements. In the event of such a dispute, the parties hereto shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 10 calendar days after the delivery of the Dispute Notice, the dispute shall be submitted to the AEI Accountants and to Arthur Andersen LLP, independent accountants for the Buyer (Arthur Andersen LLP being referred to as the "Buyer Accountants"), for resolution. The Buyer Accountants and the AEI Accountants shall use their best efforts to resolve the dispute within 30 days after submission. If they are unable to agree upon a resolution of the dispute within such 30-day period, the dispute shall be submitted to the American Arbitration Association for resolution within not more than 60 days in accordance with procedures established by the American Arbitration Association in their sole discretion. The determination of either the Buyer Accountants and the AEI Accountants, on the one hand, or the American Arbitration Association, on the other hand, as to the resolution of any dispute shall be final and binding and conclusive upon all parties hereto. All determinations pursuant to this paragraph (c) shall be in writing and shall be delivered to the parties hereto. For all purposes of this Agreement, the term "Closing Financial Statements" shall mean the Closing Financial Statements as modified pursuant to this Section 1.6.

     (c) The fees and expenses of the AEI Accountants in connection with the preparation of the Closing Financial Statements and the fees and expenses of the Buyer Accountants in connection with the resolution of disputes pursuant to paragraph (c) above shall be borne by the Buyer, and the fees and expenses of the AEI Accountants in connection with the resolution of disputes pursuant to paragraph (c) above shall be borne by the AEI Stockholders, jointly and severally. The fees and expenses of the American Arbitration Association in connection with the resolution of disputes pursuant to paragraph (c) above shall be shared equally by the Buyer on the one hand, and by the AEI Stockholders and the Owner, jointly and severally on the other hand.

     (d) Immediately upon the expiration of the 20-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to subparagraph (c) above (as applicable, the "Indebtedness Adjustment Date"), the AEI Stockholders and the Owner shall, jointly and severally, deliver to the Buyer such number of shares of Buyer Common Stock as is equal to the quotient resulting from dividing (A) the amount by which the aggregate Indebtedness of AEI and REP as shown on the Closing Balance Sheet is greater than the aggregate Estimated Indebtedness of AEI and REP at the Closing, plus the amount by which the aggregate working capital of AEI and REP is less than the aggregate working capital of AEI and REP as of September 30, 1999 less any cash (the "Working Capital Target") (provided that if the aggregate working capital of AEI and REP is greater than the Working Capital Target, it shall not be applied to reduce the amount by which the aggregate Indebtedness is greater than the aggregate Estimated Indebtedness, and if the aggregate Indebtedness is less than the aggregate Estimated Indebtedness at the Closing, it shall not be applied to reduce the amount by which the aggregate working is less than the Working Capital Target) by (B) the Buyer Closing Stock Price. In the event that the aggregate Indebtedness as finally reflected on the Closing Financial Statements is less than the aggregate Estimated Indebtedness, and the working capital as finally reflected on the Closing Financial Statements is not less than the Working Capital Target, then the Buyer shall issue such additional number of shares of Buyer Common Stock to the AEI Stockholders and the Owner as is equal to the amount by which such aggregate Indebtedness exceeds the Estimated Indebtedness, divided by the Buyer Closing Stock Price. The allocation of such additional shares among the AEI Stockholders and the Owner shall be determined by the Buyer and the Owner, individually and in his capacity as Indemnification Representative, in their reasonable judgment.

II.      REPRESENTATIONS OF AEI AND THE OWNER.

     AEI, REP and the Owner jointly and severally represent and warrant as follows to the Buyer, except as set forth in the disclosure schedule provided by AEI and the Owner to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule") (it being understood that all references in this Section 2 to AEI shall be deemed to include REP, unless the context otherwise requires). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

     2.1 ORGANIZATION. AEI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Other than REP, AEI does not hold or own any equity interest in any corporate, partnership, joint venture or other entity. REP is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Massachusetts and has all requisite power and authority to own its properties and to carry on its business as now being conducted. AEI and REP are each duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification. Certified copies of the Certificates of Incorporation and

Bylaws of AEI and certified copies of the operating agreement and other governing instruments of REP, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     2.2 CAPITALIZATION OF AEI AND THE SUBSIDIARIES. AEI's authorized capital stock consists of 200,000shares of Common Stock, without par value, of which 100 shares are issued and outstanding and held of record and beneficially by the stockholders listed on SCHEDULE 2.2 attached hereto. All of such shares have been duly and validly issued and are fully paid and nonassessable. The interests (including any and all interests in capital, profits, loans or otherwise) in REP are beneficially owned and owned of record solely by AEI and the Owner. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which AEI or REP is a party or which are binding upon AEI or REP providing for the issuance or redemption of any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to AEI or REP. There are no agreements to which AEI or REP is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer of any equity of AEI or REP. To the knowledge of AEI or the Owner, there are no agreements among other parties, to which neither AEI nor REP is a party or by which it is bound, with respect to the voting or sale or transfer of any securities of AEI or REP.

     2.3 AUTHORIZATION. The execution and delivery of this Agreement by AEI and REP, and the agreements provided for herein, and the consummation by AEI and REP of all transactions contemplated hereby, have been duly authorized by all requisite corporate and limited liability company action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which AEI, REP and/or the Owner is a party constitute the valid and legally binding obligations of AEI, REP and the Owner, to the extent party thereto, enforceable against AEI, REP or the Owner, respectively, in accordance with their respective terms. The execution, delivery and performance by AEI, REP and the Owner of this Agreement and the agreements provided for herein, and the consummation by AEI, REP and the Owner of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to AEI, REP or the Owner; (b) violate the provisions of the Certificate of Incorporation or Bylaws of AEI and the governing instruments of REP; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of AEI, REP or the Owner pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which AEI , REP or the Owner is a party or by which AEI, REP or the Owner or any of their properties is or may be bound. SCHEDULE 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by AEI, REP and the Owner of the transactions contemplated by this Agreement.

     2.4 OWNERSHIP OF THE ASSETS. SCHEDULE 2.4(I) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting any assets of AEI or REP (collectively, such assets are referred to as the

"Assets", and such claims, liabilities, liens, pledges, charges, encumbrances and equities are referred to as the "Encumbrances"). AEI or REP is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on SCHEDULE 2.4(II) attached hereto (the "Permitted Encumbrances") or as set forth on SCHEDULE 2.26(II) attached hereto (the "Permitted Exceptions"). The Owner is, and at the Closing will be, the true and lawful owner of the LLC Interest, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the LLC Interest, free and clear of all encumbrances of any kind, direct or indirect, except the Permitted Encumbrances or the Permitted Exceptions. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the LLC Interest in the Buyer , respectively, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances and the Permitted Exceptions.

     2.5  FINANCIAL STATEMENTS.

    (a) AEI has previously delivered to the Buyer its unaudited balance sheet as of December 31, 1998 (the "AEI Historical Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of AEI for the fiscal year then ended (collectively, including AEI Historical Balance Sheet, the "AEI Historical Financial Statements"). AEI has also previously delivered to the Buyer its unaudited balance sheet as of October 31, 1999 (the "AEI Current Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of AEI for the ten-month period then ended (collectively, the "AEI Current Financial Statements"). The AEI Historical Statements, AEI Current Financial Statements and AEI interim financial statements (the "AEI Interim Financial Statements") to be delivered by AEI pursuant to Subsection 5.4 hereof (collectively, the "AEI Financial Statements") have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practice and have been (or will be) certified by AEI's chief financial officer. The AEI Historical Financial Statements have been reviewed by AEI Accountants in accordance with SARS.

     (b) REP has previously delivered to the Buyer its unaudited balance sheet as of December 31, 1998 (the "REP Historical Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of REP for the fiscal year then ended (collectively, including the REP Historical Balance Sheet, the "REP Historical Financial Statements"). REP has also previously delivered to the Buyer its unaudited balance sheet as of October 31, 1999 (the "REP Current Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of AEI for the ten-month period then ended (collectively, the "REP Current Financial Statements"). The REP Historical Financial Statements, the REP Current Financial Statements and the interim financial statements (the "REP Interim Financial Statements") to be delivered by REP pursuant to Subsection 5.4 hereof (collectively, the "REP Financial Statements") have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practice and have been (or will be) certified by REP's chief financial officer. The REP Historical Financial Statements have been reviewed by AEI Accountants in accordance with SARS.

     (c) The AEI Financial Statements and the REP Financial Statements (collectively, the "Financial Statements") fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of AEI and REP, respectively, and the results of operations of AEI's and REP's businesses for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by AEI and REP, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to AEI and REP, respectively, whether disputed or not, for the applicable period then ended and periods prior thereto.

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in AEI Current Balance Sheet or the REP Current Balance Sheet (collectively, the "Current Balance Sheets"), (b) set forth on
SCHEDULE 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, AEI and REP do not have any liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the assets of REP (the "REP Assets"). For purposes of this Subsection 2.6, "material" means any amount in excess of $70,000.

     2.7 LITIGATION. Except as set forth on SCHEDULE 2.7 attached hereto, neither AEI nor REP is a party to, or to AEI's or the Owner's best knowledge threatened with, and none of the Assets , the LLC Interest or the REP Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets, the LLC Interest or the REP Assets or the business or condition (financial or otherwise) of AEI or REP. None of AEI, REP or the Owner is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

     2.8 INSURANCE. SCHEDULE 2.8 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets, the REP Assets or the business of AEI or REP and of all life insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1997. True, correct and complete copies of all of the Insurance Policies have been previously delivered by AEI to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for AEI's and REP's business, as the case may be. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on SCHEDULE 2.8 attached hereto, neither AEI nor REP has received any notice or other communication from any issuer of the Insurance Policies since January 1, 1998 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of AEI and the Owner, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

     2.9  PERSONAL PROPERTY; CUSTOMERS.

     (a) Set forth in Schedule 2.9 hereto is a schedule which states as to AEI and REP:

          (1) The number of vehicles and a description of the heavy equipment used in its business together with information as to the make, description of body and chassis, model number, serial number, and year of each such vehicle and item of heavy equipment;

          (2) The name and address of each customer it serves together with information as to type of each such customer, number and size of containers used by each such customer, frequency of service and rates charged (the "Customer List"); and

          (3) Such schedule is complete and correct and the assets listed in response to applicable items of this Section have been well maintained, are fit for the purposes for which they are used and were intended, are in good operating condition and repair, ordinary wear and tear excepted, and are fully licensed for operation in the jurisdictions where they operated in the normal course of business, if such licensing is required. There are no material assets used or required by AEI or REP for the conduct of its business which are not either owned or leased by it.

     2.10 FIXED ASSETS. SCHEDULE 2.10 attached hereto sets forth a true, correct and complete list of all containers, compactors, machinery, equipment, tools, maintenance machinery and equipment, furniture, leasehold improvements and construction in progress owned by AEI or REP whether or not reflected as capital assets in the accounting records of AEI or REP (the "Fixed Assets"), including a description and the book value thereof. SCHEDULE 2.10, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description and valuation thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by AEI or REP, as the case may be, in the ordinary course of business of AEI and REP, as the case may be, and normal maintenance has been consistently performed with respect to such Fixed Assets.

     2.11 LEASES. Schedule 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which AEI or REP is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by AEI to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on Schedule 2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. Neither AEI nor REP is obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by AEI or REP. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

     2.12  CHANGE IN FINANCIAL CONDITION AND ASSETS. Except as set forth on
SCHEDULE 2.12 attached hereto, since October 31, 1999 (the "Balance Sheet Date"), there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of AEI or REP. AEI and the Owner have no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on AEI or REP or their businesses, properties, assets, condition (financial or otherwise) or prospects.

     2.13  TAX MATTERS.

     (a) AEI and REP have filed all federal, state and local Tax Returns (as defined below) which are required to be filed and have paid all Taxes (as defined below) which have become due or which have been claimed to be due, whether or not reflected on such Tax Returns. AEI and REP are current in the payment of all Taxes. Except as set forth on SCHEDULE 2.13 attached hereto, no deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency or audit has been proposed or threatened. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) AEI, the Owner and REP have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of AEI or REP since January 1, 1996. The federal income Tax Returns of AEI and REP have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified on SCHEDULE 2.13 hereto. No examination or audit of any Tax Return of AEI or REP by any Governmental Entity is currently in progress or, to the knowledge of AEI, threatened or contemplated. Neither AEI nor REP has been informed by any jurisdiction that the jurisdiction believes that AEI or REP was required to file any Tax Return that was not filed.

     (c) Neither AEI nor REP has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (d) AEI is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") and none of the assets of AEI are subject to an election under Section 341(f) of the Code.

     (e) AEI has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (f) AEI has not made any payments, is not obligated to make payments, nor is it a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Code Section 280G.

     (g) AEI has no actual or potential liability for any Taxes of any person (other than AEI) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

     (h) None of the assets of AEI or REP is property that is required to be treated as being owned by any other person pursuant to the provisions of former
Section 168(f)(8) of the Code.

     (i) None of the assets of AEI or REP is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (j) None of the assets of AEI or REP directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     (k) Neither AEI nor REP has undergone a change in its method of accounting results in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

     (l) AEI has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

     (m) No state or federal "net operating loss" of AEI determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

     2.14 ACCOUNTS RECEIVABLE. SCHEDULE 2.14 attached hereto sets forth a true, correct and complete list of all trade and customer accounts receivable, accounts, accounts receivable, notes and notes receivable which are payable to AEI or REP (the "Accounts Receivable"), including an aging thereof as of the Balance Sheet Date. SCHEDULE 2.14, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of the Accounts Receivable as of the Closing Date, including an aging thereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof within 90 days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.

     2.15 BOOKS AND RECORDS. The general ledgers and books of account of AEI and REP, all federal, state and local income, franchise, property and other tax returns filed by AEI and REP with respect to the Assets, and all other books and records of AEI and REP are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     2.16  CONTRACTS AND COMMITMENTS.

     (a) SCHEDULE 2.16 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

          (i) all loan agreements, indentures, mortgages and guaranties to which AEI or REP is a party or by which AEI or REP or any of their property is bound;

          (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which AEI or REP is a party or by which AEI or REP or any of their property is bound;

          (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which AEI or REP is a party or by which AEI or REP or any of their property is bound which (A) involve payments or receipts by AEI or REP of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of AEI or REP;

          (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which AEI or REP is a party or by which AEI or REP or any of their property is bound;

          (v) all agency, distributor, sales representative and similar agreements to which AEI or REP is a party;

          (vi) all contracts, agreements or other understandings or arrangements between AEI or REP and stockholder, member or Affiliate of AEI or REP;

          (vii) all leases, whether operating, capital or otherwise, under which AEI or REP is lessor or lessee;

          (viii) all agreements relating to the past or future acquisition of the assets or business of any other person; and

          (ix) any other material agreement or contract entered into by AEI or REP.

     (b) Except as set forth on SCHEDULE 2.16 attached hereto:

          (i) each Contract is a valid and binding agreement of AEI or REP, as the case may be, enforceable against AEI or REP, as the case may be, in accordance with its terms, and AEI and the Owner do not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

          (ii) AEI or REP, as the case may be, has fulfilled all material obligations required pursuant to the Contracts to have been performed by such person on its part prior to the date hereof, and AEI and REP have no reason to believe that they will not be able to fulfill, when due, all of their obligations under the Contracts which remain to be performed after the date hereof;

          (iii) neither AEI nor REP is in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

          (iv) to the best knowledge of AEI and the Owner, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

          (v) neither AEI nor REP is restricted by any Contract from carrying on its business anywhere in the world; and

          (vi) neither AEI nor REP has any written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

     (c) Except as set forth on SCHEDULE 2.3 or SCHEDULE 2.16, the continuation, validity and effectiveness of each Contract will not be affected by the transactions contemplated by this Agreement and all such Contracts to which AEI is a party are assignable to Buyer without a consent.

     (d) True, correct and complete copies of all Contracts have previously been delivered by AEI to the Buyer.

     2.17 COMPLIANCE WITH AGREEMENTS AND LAWS. Each of AEI and REP have all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). SCHEDULE 2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by AEI to the Buyer. Neither AEI nor REP is in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on AEI or REP or their properties. The business of AEI and REP does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of AEI or REP. Except as set forth on SCHEDULE 2.17 attached hereto, neither AEI nor REP has received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

     2.18  EMPLOYEE RELATIONS.

     (a) AEI and REP are in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

     (b) Except as set forth on SCHEDULE 2.18 attached hereto:

          (i) none of the employees of AEI or REP is represented by any labor union;

          (ii) there is no unfair labor practice complaint against AEI or REP pending before the National Labor Relations Board or any state or local agency;

          (iii) there is no pending labor strike or other material labor trouble affecting AEI or REP (including, without limitation, any organizational drive);

          (iv) there is no material labor grievance pending against AEI or REP;

          (v) there is no pending representation question respecting the employees of AEI or REP; and

          (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which AEI or REP is a party, or to the best knowledge of AEI or REP, any basis for which a claim may be made under any collective bargaining agreement to which AEI or REP is a party.

     (c) SCHEDULE 2.18 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by AEI and REP to their respective employees and all contracts or agreements between AEI or REP and its employees, and (b) AEI's and REP's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $75,000 the amounts paid or payable as salary and bonus payments for the year ending December 31, 1999.

     (d) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on AEI's or REP's business.

     2.19  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE
2.19 attached hereto, since the Balance Sheet Date, neither AEI nor REP has entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, neither AEI nor REP has:

     (a) Incurred any material obligation or liability for borrowed money;

     (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the applicable Current Balance Sheet;

     (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

     (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

     (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

     (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of AEI or REP, in excess of $50,000 in the aggregate, or waived any rights of any value;

     (g) Made any changes in compensation of its officers, directors or employees;

     (h) Initiated any safety investigations;

     (i) Received notice of any litigation; or

     (j) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.26 hereof.

     2.20  INTENTIONALLY OMITTED.

     2.21  INTENTIONALLY OMITTED.

     2.22 BANK ACCOUNTS. SCHEDULE 2.22 attached hereto contains a true, correct and complete list of all bank accounts and safe deposit boxes in the name of or controlled by AEI or REP and the names of persons having access thereto.

     2.23 PREPAYMENTS AND DEPOSITS. SCHEDULE 2.23 attached hereto sets forth all prepayments or deposits from customers for products to be shipped or services to be performed after the Closing Date which have been received by AEI or REP as of the date hereof.

     2.24  INTENTIONALLY OMITTED.

     2.25  EMPLOYEE BENEFIT PLANS.

     (a) EMPLOYEE PLANS. SCHEDULE 2.25 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to AEI's or REP's employees, or maintained at any time since January 1, 1995 by AEI or REP or by any other member (hereinafter, "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the Employee Plans") and, except as set forth on SCHEDULE 2.25 attached hereto, neither AEI nor REP have any obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

     (b) PROHIBITED TRANSACTIONS. Neither AEI nor REP nor any of their Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

     (c) COMPLIANCE. With respect to all Employee Plans, AEI, REP and their Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. AEI, REP and their Affiliates have in all respects performed all obligations required to be performed by them under, and are not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on SCHEDULE 2.25 attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or
Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (iv) neither AEI, REP nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither AEI, REP nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) neither AEI, REP nor any Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

     (d) MULTIEMPLOYER PLANS. SCHEDULE 2.25 lists each and every multiemployer plan to which AEI, REP or their Affiliates contribute, are required to contribute, or have ever been required to contribute. No multiemployer plan listed in SCHEDULE 2.25 is in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" (as defined in Section 4245 of ERISA). Neither AEI, REP nor any Affiliate has withdrawn or is reasonably expected to withdraw from a multiemployer plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of Part I of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. AEI, REP and their Affiliates have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of AEI, REP or the Buyer, or their Affiliates, officers, employees or directors with respect to such plan(s).

     (e) RETIREE BENEFITS. Except as set forth in SCHEDULE 2.25, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

     (f) COPIES OF EMPLOYEE PLANS AND RELATED DOCUMENTS. AEI has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

     (g) QUALIFICATIONS. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by AEI to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

     (h) FUNDING STATUS, ETC.

          (i) Except as set forth on SCHEDULE 2.25, neither AEI nor REP nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of AEI or REP under Section 4001(a)(14) of ERISA would be liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to
Section 4201 of ERISA if a complete or partial withdrawal from any multiemployer plan listed on SCHEDULE 2.25 occurred before the Closing. Except as set forth on
SCHEDULE 2.25, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA. AEI shall be responsible for a pro rata portion of any minimum funding liability for the plan year in which the Closing Date falls.

          (ii) With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by AEI or REP, as the case may be. AEI shall be responsible for a pro rata portion of the employer contribution for the plan year in which the Closing Date falls.

          (iii) All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by AEI or REP and covering any present or former employees of AEI or REP with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. AEI shall be responsible for any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of AEI or REP on or before the Closing Date.

     (i) CLAIMS AND LITIGATION. Except as set forth on SCHEDULE 2.25, there are no threatened or pending claims, suits or other proceedings by present or former employees of AEI or REP or their affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

     (j) NO IMPLIED RIGHTS. Nothing expressed or implied herein shall confer upon any past or present employee of AEI or REP, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with AEI or REP, the Buyer, or any successor or affiliate.

     (k) TRANSFER. AEI shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to the Employee Plans assumed pursuant to Subsection 1.5 hereof, including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. AEI shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

     (l) LIABILITIES. The Buyer assumes no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation.

     2.26  REAL ESTATE.

     (a) SCHEDULE 2.26 attached hereto contains a true, correct and complete list of the address and legal description of all real property owned by AEI or REP (the "Real Estate"). SCHEDULE 2.26(I) attached hereto sets forth a true, correct and complete list of all liabilities, liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate (collectively, the "Exceptions"). AEI or REP, as the case may be, has good, clear, record and marketable title to the Real Estate, free and clear of all such Exceptions, other than the permitted exceptions set forth on
SCHEDULE 2.26(II) attached hereto (the "Permitted Exceptions").

     (b) Except as set forth on SCHEDULE 2.26 attached hereto, no work has been performed on or materials supplied to the Real Estate within any applicable statutory period which could give rise to mechanics or materialmen's liens.

     (c) There is no pending or threatened condemnation or eminent domain proceeding with respect to the Real Estate.

     (d) Except as set forth on SCHEDULE 2.26 attached hereto, there are no taxes or betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate; there are no taxes or levies, permit fees or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature.

     (e) The Real Estate is legally subdivided and consists of separate tax lots so that it is assessed separate and apart from any other property.

     (f) Except as set forth on SCHEDULE 2.26 attached hereto, all utility systems serving the Real Estate, public or private, are in good operating condition, all installation charges therefor have been fully paid and all service charges therefor have been or will be paid by AEI up to and including the Closing Date.

     (g) Except as set forth on SCHEDULE 2.26 attached hereto, at the Closing no notices, permits, licenses, approvals, taxes or fees, including transfer taxes and recording fees, are required to be filed, secured or paid for respecting the transfer of title to the Real Estate from AEI to the Buyer. Any taxes or fees required to be paid in connection with such transfer of title will be paid at or prior to the Closing by AEI in accordance with the provisions of Subsection 1.8 hereof.

     (h) Except as set forth on SCHEDULE 2.26 attached hereto, the Real Estate is not located in any special flood hazard area designated by any federal, state, county or local government agencies having jurisdiction over the Real Estate (collectively, the "Government Agencies").

     (i) The Real Estate complies with the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees (collectively, the "Government Regulations") of any and all Government Agencies. AEI and REP have obtained and provided to the Buyer all consents, permits, licenses and approvals required by such Governmental Regulations, such consents, permits, licenses and approvals are in full force and effect, have been properly and validly issued, and on or prior to the Closing Date will be assigned to the Buyer by AEI (in the case of consents, permits, licenses and approvals held by AEI) or will not be affected by the transactions contemplated hereby (in the case of consents, permits, licenses and approvals held by REP). There is no action pending or threatened by any Government Agencies claiming that the Real Estate violates any Governmental Regulations or threatening to shut down AEI's or REP's business or the use of the Assets or the REP Assets or to prevent the Assets or the REP Assets from being used as presently used.

     (j) There are no suits, petitions, notices or proceedings pending, given or threatened by any persons or Government Agencies before any court, Governmental Agencies or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have an adverse effect on the Buyer's or REP's title to the Real Estate or the operation of AEI's or REP's business as presently operated.

     (k) All of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

     (l) SCHEDULE 2.26 attached hereto sets forth a true, correct and complete list of all title insurance policies, surveys, engineering reports and hazardous waste reports prepared with respect to the Real Estate since January 1, 1995, copies of which have previously been delivered by AEI to the Buyer.

     2.27 ACQUIRED ASSETS COMPLETE. The Assets are, when utilized by a labor force substantially similar to that employed by AEI or REP, as the case may be, on the date hereof adequate to conduct the business operations currently conducted by AEI or REP, as the case may be.

     2.28 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by AEI and the Owner and which are necessary for the execution and delivery by AEI and the Owner of this Agreement and the documents to be executed and delivered by AEI and the Owner in connection herewith are set forth on SCHEDULE 2.28 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

     2.29 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on SCHEDULE 2.29 attached hereto, neither AEI nor REP is indebted, directly or indirectly, to any person who is an officer, director, shareholder or member of AEI or REP or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder, member or affiliate is indebted to AEI or REP, except for advances made to employees of AEI or REP in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     2.30  POWERS OF ATTORNEY AND SURETYSHIPS. Except as set forth on SCHEDULE
2.30 attached hereto, neither AEI nor REP has general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     2.31 DISCLOSURE. No representation or warranty by AEI, REP or Owner in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

     2.32 REPRESENTATIONS OF AEI AND THE OWNER RELATING TO THE SHARES OF BUYER COMMON STOCK.

     (a) AEI and the Owner hereby represent that they acknowledge the following:
(i) none of the shares of Buyer Common Stock issuable hereunder have been registered under the Securities Act and accordingly, all of such shares are "restricted securities" within the meaning of Rule 144 under the Securities Act;
(ii) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Buyer Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule

144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any of such shares and the Buyer's only obligation to register the shares under the Securities Act is as set forth in the Registration Rights Agreement (as defined in Section 7.13 below).

     (b) AEI and the Owner hereby represent that they acknowledge a legend substantially in the following form will be placed on the certificates representing the shares of Buyer Common Stock issuable hereunder:

     The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

III.     REPRESENTATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY.

         The Buyer represents and warrants to AEI and the Owner as follows:

     3.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and the Transitory Subsidiary will be a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of the Buyer and the Transitory Subsidiary has or will (in the case of the Transitory Subsidiary) have requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Each of the Buyer and the Transitory Subsidiary has or will (in the case of the Transitory Subsidiary) have full power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Organization and the Bylaws of the Transitory Subsidiary and of the Certificate of Incorporation and Bylaws of Casella Waste Systems, Inc., each as amended to date, have been previously delivered to AEI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 CAPITALIZATION OF THE BUYER. As of December 8, 1999, Casella Waste Systems, Inc.'s authorized capital stock consists of 100,000,000 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), of which 15,023,105 shares were issued and outstanding, 1,000,000 shares of Class B Common Stock, of which 988,200 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, none of which were issued and outstanding. All of the shares of Buyer Common Stock will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     3.3 AUTHORIZATION OF TRANSACTION. The Buyer has and the Transitory Subsidiary upon its incorporation will have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary, the performance of this

Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have or will have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer and in accordance with its terms.

     3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the filing of an additional listing application with Nasdaq, [and Hart-Scott-Rodino?], neither the execution and delivery of this Agreement, nor the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of such party or on the ability of such party to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished or made available to AEI complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended April 30, 1999, as filed with the SEC, and (b) all other reports filed by it under Section 13 of the Exchange Act with the SEC since April 30, 1999 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by it under Section 13 of the Exchange Act with the SEC since April 30, 1999. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

     3.6 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and the Transitory Subsidiary which are necessary for the execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the documents to be executed and delivered by the Buyer and the Transitory Subsidiary in connection herewith are set forth on
SCHEDULE 3.6 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

IV.       ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS; SUBLEASE.

     4.1  ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS.

     (a) From the date of this Agreement until the Closing Date, AEI and the Owner shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer and the Transitory Subsidiary free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of AEI and REP, so that the Buyer and the Transitory Subsidiary may have full opportunity to make such investigation as they shall desire to make of the management, business, properties and affairs of AEI and REP, and the Buyer and the Transitory Subsidiary shall be permitted to make abstracts from, or copies of, all such books and records. AEI and the Owner shall furnish to the Buyer such financial and operating data and other information as to the Assets and the business of AEI and REP as the Buyer shall reasonably request.

     (b) If the Buyer, at its option and expense, prior to the Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the Real Estate (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the Real Estate in violation of said laws, rules and regulations, (ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, and (iii) does not contain any friable asbestos, AEI and REP shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to the Real Estate and necessary records, and arranging interviews with employees of AEI and REP.

     (c) AEI and the Owner shall authorize the release to the Buyer of all files pertaining to AEI and REP, the Assets or the business or operations of AEI and REP held by any federal, state, county or local authorities, agencies or instrumentalities.

     4.2 CONFIDENTIALITY. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of AEI, REP or the Buyer which shall have been furnished by the Buyer or the Transitory Subsidiary, on the one hand, or AEI or REP, on the other hand, to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

     4.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement shall be subject to the approval of both the Buyer and AEI, which approval shall not be unreasonably withheld.

     4.4 SUBLEASE. The Buyer agrees to use commercially reasonable efforts to procure space for AEI's equipment at the Holliston, Massachusetts facility under agreement to be acquired by the Buyer in connection with the purchase of assets from affiliates of Allied Waste Industries. AEI's right to utilize such space shall be subject to AEI's execution of a commercially reasonable sublease mutually acceptable to the Buyer, AEI and Allied or its affiliates and, if required, the owner of such premises. It is intended that such sublease shall authorize AEI to utilize such premises for the period from January 7, 2000 through the earlier to occur of the Closing or April 1, 2000.

V.        PRE-CLOSING COVENANTS OF AEI, REP AND THE OWNER.

          From and after the date hereof and until the Closing Date:

     5.1 CONDUCT OF BUSINESS. AEI and REP shall carry on their respective businesses diligently and substantially in the same manner as heretofore, except as agreed to in writing by the Buyer. All of the property of AEI and REP shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

     5.2 ABSENCE OF MATERIAL CHANGES. Without the prior written consent of the Buyer, neither AEI nor REP shall:

     (a) Take any action to amend its charter documents;

     (b) Issue any stock, bonds or other securities or equity interest, or grant any option or issue any warrant to purchase or subscribe to any of such securities or equity interests;

     (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

     (d) Declare or make any payment or distribution to its shareholders or members with respect to their stock or membership interests or purchase or redeem any shares of its capital stock or other equity interests;

     (e) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

     (f) Sell, assign, or transfer any of the Assets;

     (g) Cancel any debts or claims, except in the ordinary course of business;

     (h) Merge or consolidate with or into any corporation or other entity;

     (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees;

     (j) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

     (k) Waive any rights of material value;

     (l) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

     (m) Take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

     (n) Fail to use commercially reasonable efforts to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

     (o) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

     (p) Enter into any leases, contracts, agreements or understandings;

     (q) Engage any employee for a salary in excess of $50,000 per annum;

     (r) Materially alter the terms, status or funding condition of any Employee Plan; or

     (s) Commit or agree to do any of the foregoing in the future.

     5.3 TAXES. AEI, REP and the Owner will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of AEI and REP or the ownership of the Assets on or prior to the Closing Date or (b) on account of the sale of the Assets and the LLC Interest (including a pro-rata portion of all personal property and excise taxes payable with respect to the Assets by AEI).

     5.4 DELIVERY OF INTERIM FINANCIAL STATEMENTS. As promptly as possible following the last day of each month after the date hereof, and in any event within 15 days after the end of each such month, AEI shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and changes in financial condition for the one-month period then ended, all certified by the chief financial officer of AEI (collectively, the "AEI Interim Financial Statements"), and REP shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and changes in financial condition for the one-month period then ended, all certified by the chief financial officer of REP (collectively, the "REP Interim Financial Statements", and, together with AEI Interim Financial Statements, the "Interim Financial Statements").

     5.5 COMMUNICATION WITH CUSTOMERS AND SUPPLIERS. Unless instructed otherwise by the Buyer in writing, AEI and REP will accept customer orders in the ordinary course of business and consistent with past practice.

     5.6 COMPLIANCE WITH LAWS. AEI and REP will comply with all laws and regulations which are applicable to it, its ownership of the Assets, or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

     5.7 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF AEI AND THE OWNER. AEI, REP and the Owner will not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

     5.8 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, AEI, REP and the Owner will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

     5.9 EXCLUSIVE DEALING. None of AEI, the Owner nor REP will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any direct or indirect acquisition or purchase of all or a material portion of the Assets, or any equity interest in, AEI or REP or any equity investment, merger, consolidation or business combination with AEI or REP, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. AEI shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

VI.      BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS.

         AEI, the Owner, REP, the Buyer and the Transitory Subsidiary covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, neither the Buyer nor any of its affiliates shall be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

VII.     CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY.

         The obligations of the Buyer and the Transitory Subsidiary under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer and the Transitory Subsidiary:

     7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF AEI, REP AND THE OWNER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of AEI, REP and the Owner shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. AEI, REP and the Owner shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

     7.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of AEI, the Owner and REP to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

     7.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by AEI and the Owner of the transactions contemplated by this Agreement and the operation of AEI's and REP's business after the Closing shall have consented to, authorized, permitted or approved such transactions.

     7.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. AEI and the Owner shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for AEI and the Owner to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 2.3 attached hereto.

     7.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer and the Transitory Subsidiary to directly or indirectly own or use the Assets after the Closing.

     7.6 OPINION OF COUNSEL. The Buyer shall have received an opinion of Nutter, McClennen & Fish, LLP, counsel to AEI, REP and the Owner, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT B.

     7.7 BOARD OF DIRECTORS AND SHAREHOLDER APPROVAL. The shareholders of AEI and the members of REP shall have duly authorized the transactions contemplated by this Agreement.

     7.8 THE LLC INTEREST. Except for the Permitted Encumbrances and the Permitted Exceptions, at the Closing the Buyer shall receive good, clean, record and marketable title to the

LLC Interest free and clear of all liens, liabilities, security interest and encumbrances of any nature whatsoever.

     7.9 UPDATE. AEI and REP shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

     (a) the Fixed Assets;

     (b) the Accounts Receivable, including an aging thereof; and

     (c) the Customer List,

     (d)

none of which information shall be materially different from the information supplied by AEI as of the date hereof on SCHEDULES 2.9, 2.10 and 2.14 attached hereto.

     7.10 EMPLOYMENT AGREEMENTS; NON-COMPETITION AGREEMENTS. On or prior to the Closing Date, the Buyer shall have received (i) executed employment contracts with Robert J. Gundersen, William J. Brassard and Andy Yelle upon substantially the terms set forth in SCHEDULE 7.10A attached hereto (the "Employment Agreements"), and (ii) executed non-compete agreements with each of Robert J. Gundersen, William J. Brassard, Andy Yelle and David Mackley having terms of three years and otherwise upon substantially the terms set forth on SCHEDULE 7.10B attached hereto.

     7.11 ESCROW AGREEMENT. The Owner, the Buyer and State Street Bank and Trust Company, as escrow agent, shall have entered into an escrow agreement in a mutually acceptable form, which shall, upon the agreement as to the form, be attached as EXHIBIT C hereto (the "Escrow Agreement").

     7.12 DUE DILIGENCE REVIEW. The Buyer must not have received results from its due diligence review of AEI and REP identifying or otherwise referencing any matter which, in the reasonable judgment of the Buyer, could have a material adverse effect on AEI or REP or their businesses, properties, assets, condition (financial or otherwise) or prospects, taken as a whole.

     7.13 POOLING LETTER. AEI and REP shall have executed a letter of representations to the effect set forth in EXHIBIT D attached hereto, and the Buyer shall have determined in its reasonable judgment that the transactions to occur at the Closing hereunder may be accounted for under the pooling of interests method of accounting.

     7.14 NO DISSENTING SHARES. The stockholders of AEI shall have unanimously approved the Merger and the other transactions contemplated hereby.

     7.15 CLOSING DELIVERIES. The Buyer and the Transitory Subsidiary have received at or prior to the Closing each of the following documents:

     (a) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the LLC Interest;

     (b) such contracts, files and other data and documents pertaining to the Assets or AEI's or REP's business as the Buyer may reasonably request;

     (c) copies of the general ledgers and books of account of AEI and REP, and all federal, state and local income, franchise, property and other tax returns filed by AEI with respect to the Assets since January 1, 1994;

     (d) such certificates of AEI's and REP's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

     (e) certificates of the Secretary of State of the State of Massachusetts as to the legal existence and good standing of AEI and REP in Massachusetts;

     (f) certificates of the Secretary of AEI and of REP attesting to the incumbency of AEI's and REP's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

     (g) Estoppel certificates from each lessor from whom AEI or REP leases real or personal property consenting to the assumption of such lease by the Buyer (in the case of AEI Lesser) and representing that there are no outstanding claims against AEI or REP under any such lease;

     (h) Estoppel certificates from each tenant to whom AEI or REP leases real property consenting to the assumption of such lease by the Buyer (in the case of AEI) and representing that there are no outstanding claims against AEI or REP under any such lease;

     (i) the schedules listed in Subsection 7.9;

     (j) a title policy or policies (together, the "Title Policy") from one or more title companies reasonably acceptable to the Buyer (the "Title Insurer"), in form and substance reasonably satisfactory to the Buyer covering the Real Estate;

     (k) such affidavits and indemnities executed by AEI and REP as the Title Insurer may reasonably require in order to omit from the Title Policy all exceptions for (I) judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to AEI or REP; (ii) parties in possession other than under rights to possession granted under the Leases; (iii) mechanics' liens; and (iv) hazardous waste (if applicable);

     (l) such other documents, instruments or certificates as the Buyer may reasonably request.

VIII.    CONDITIONS TO OBLIGATIONS OF AEI AND THE OWNER.

         The obligations of AEI and the Owner under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of AEI: and the Owner

     8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer and the Transitory Subsidiary in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by AEI. The Buyer and the Transitory Subsidiary shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer and the Transitory Subsidiary to authorize or carry out this Agreement shall have been taken.

     8.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     8.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer and the Transitory Subsidiary shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer and the Transitory Subsidiary to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 3.3 attached hereto.

     8.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of AEI or the Owner to consummate the transactions contemplated hereby.

     8.6 OPINION OF COUNSEL. AEI and the Owner shall have received an opinion of Hale and Dorr LLP, counsel to the Buyer and the Transitory Subsidiary, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT F, and as to such other matters as may be reasonably requested by AEI or its counsel.

     8.7 ESCROW AGREEMENT. The Owner, the Buyer and State Street Bank and Trust Company, as escrow agent, shall have entered into the Escrow Agreement.

     8.8 EMPLOYMENT AGREEMENTS. On or prior to the Closing Date, the Buyer shall have entered into each of the Employment Agreements which have been executed and delivered by the employee named therein.

     8.9 CLOSING DELIVERIES. AEI and the Owner shall have received at or prior to the Closing each of the following documents:

     (a) such certificates of the Buyer's and the Transitory Subsidiary's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as AEI shall reasonably request;

     (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer in Delaware and a certificate of the Secretary of State of the State of Massachusetts as to the legal existence and good standing of the Transitory Subsidiary in Massachusetts;

     (c) a certificate of the Secretary of each of the Buyer and the Transitory Subsidiary attesting to the incumbency of such person's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

     (d) an Instrument of Assignment relating to the assignment of the LLC Interest and an amendment to the operating agreement of REP;

     (e) payment of the Initial Shares; and

     (f) such other documents, instruments or certificates as AEI may reasonably request.

IX.       INDEMNIFICATION.

     9.1 BY THE BUYER AND AEI STOCKHOLDERS/OWNER. The Buyer, on the one hand and the AEI Stockholders and the Owner, jointly and severally, on the other hand, each hereby indemnifies and holds harmless the other party and their respective affiliates against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the other party in connection with each and all of the following:

     (a) Any breach by the indemnifying party (or, in the case of the AEI Stockholders and the Owner, any breach by AEI) of any representation or warranty in this Agreement (provided, however, that if the Closing occurs, additions to the Disclosure Schedules made in writing after the date hereof and prior to the Closing shall be deemed not to be a basis for indemnification pursuant to this
Section 9.1)

     (b) Any breach of any covenant, agreement or obligation of the indemnifying party (or, in the case of the AEI Stockholders and the Owner, any breach by AEI) contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

     (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party (or, in the case of the AEI Stockholders and the Owner, by

AEI) pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     9.2 BY AEI STOCKHOLDERS/OWNER. The AEI Stockholders and the Owner, jointly and severally, further agree to indemnify and hold harmless the Buyer and its affiliates from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer in connection with each and all of the following:

     (a) Any violation prior to the Closing by AEI or REP of, or any failure prior to the Closing by AEI or REP to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to AEI, REP or the Assets or their businesses, whether or not any such violation or failure to comply has been disclosed to the Buyer, including only any costs incurred by the Buyer in order to bring the Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date (but not including up to $150,000 in capital expenditures required to be incurred for purposes of complying with DEP Administrative Consent Order ACOP-99-4004);

     (b) Any tax liabilities or obligations of AEI, the Owner or REP relating to the period prior to the Closing;

     (c) Any claims against, or liabilities or obligations of, AEI with respect to obligations under Employee Plans relating to the period prior to the Closing;

     (d) any failure of any AEI Stockholder to have good, valid and marketable title to the issued and outstanding AEI Shares issued in the name of such AEI Stockholder, free and clear of all Encumbrances, or any failure of the Owner to have good, valid and marketable title to the LLC Interest, free and clear of all Encumbrances; and

     (e) any claim by a stockholder or former stockholder of AEI, or any member or former member of REP, or other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of AEI or to any equity in REP; (ii) any rights of a stockholder or member (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Massachusetts Business Corporation
Law), including any option, preemptive rights or rights to notice or to vote;
(iii) any rights under the Articles of Organization or By-laws of AEI or under the operating agreements of REP; or (iv) any claim that his, her or its shares or equity interest were wrongfully repurchased by AEI or REP.

     9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement. The Indemnifying Party shall not settle or compromise any claim by a third party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

     9.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     9.5 PAYMENT OF INDEMNIFICATION OBLIGATION. Any claim for indemnification by the Buyer under this Section 9 shall be made first against the Escrow Account for Escrow Shares having a value equal to the Damages (as determined pursuant to the Escrow Agreement), and, to the extent the Escrow Account is insufficient to cover the indemnification obligations of the AEI Stockholders and the Owner hereunder, shall be paid by the delivery to the Buyer of shares of Buyer Common Stock held by such indemnifying parties, having a value per share equal to the Buyer Closing Stock Price.

     9.6 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on first anniversary of the Closing Date. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be specifically asserted or maintained in writing by a party hereto on or prior to the first anniversary of the Closing Date, except for claims, if any, specifically asserted in writing prior to such date, which shall survive until finally resolved and satisfied in full. Notwithstanding anything to the contrary in this Section 9, (I) no indemnified party shall be entitled to receive, and no indemnifying party shall be obligated to pay, the first $50,000 in the aggregate of indemnity obligations otherwise payable by the AEI Stockholders and Owner, on the one hand, or Buyer, on the other hand, pursuant to Section 9.1(a) or 9.1(c) above; and (ii) in no event shall the aggregate liability of the AEI Stockholders and the Owner hereunder exceed the Merger Shares received by them hereunder. Except with respect to claims based on fraud, in the event the Closing occurs, the rights of the indemnified persons under this Article IX shall be the exclusive remedy of the indemnified persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer, AEI, the Owner or REP contained in this Agreement.

     9.7 INDEMNIFICATION REPRESENTATIVE. The Indemnification Representative shall have full power and authority on behalf of each AEI Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the AEI Stockholders under this
Article IX. The Indemnification Representative shall have no liability to any AE Stockholder for any action taken or omitted on behalf of the AEI Stockholders pursuant to this Article IX. Robert S. Gundersen shall be the Indemnification Representative; provided that, if he declines or is unable to so serve, the Indemnification Representative shall be selected by the remaining former AEI Stockholders in proportion to their interest in AEI immediately preceding the Closing.

X.        POST-CLOSING AGREEMENTS.

          AEI and the Owner agree that from and after the Closing Date:

     10.1 PROPRIETARY INFORMATION.

     (a) The AEI Stockholders and the Owner shall hold in confidence, and use their best efforts to have all of their officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of AEI and REP and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by AEI or the Owner.

     (b) The AEI Stockholders and the Owner agree that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

     10.2 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of five years after the Closing Date, the Owner shall not solicit any person who was an employee of AEI or REP on the Closing Date to terminate his employment with the Buyer or its affiliates or to become an employee of the Owner or any of his affiliates or hire any person who was such an employee on the date hereof or on the Closing Date.

     10.3  NON-COMPETITION AGREEMENT.

     (a) For a period of five years after the Closing Date, neither the Owner nor any affiliate thereof that is not a natural person shall engage in any business competitive with the business of AEI or REP as conducted on the date hereof or on the Closing Date within a 125-mile radius of any facility of the Buyer or any affiliate of the Buyer. Without limiting the generality of the foregoing, the Owner's ownership and operation of the Tamworth, NH biomass power plant, as such operation is conducted on the date hereof, shall be deemed not to be competitive with the business of AEI or REP for purposes of the preceding sentence.

     (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The AEI Stockholders and the Owner agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     10.4 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of AEI or REP prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     10.5 RIGHT OF FIRST REFUSAL AGREEMENT. The Owner hereby agrees, on his own behalf and on behalf of his affiliates, that the Buyer and its affiliates shall have the right to [purchase] up to all of the [disposal] capacity of the Tamworth biomass power plant; provided, however, that the Buyer shall pay a tipping fee therefor equal to the prevailing market rate of comparable disposal capacity in the [Greater Boston metropolitan area]. The Owner agrees, on his own behalf and on behalf of his affiliates, that any transfer of his or their interest in the Tamworth biomass power plant shall be expressly subject to the prior sentence, and that any transfer in violation thereof be and hereby is void.

XI.        TERMINATION OF AGREEMENT.

     11.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Boston time, on January 31, 2000 if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto; provided, however, that if a filing is required to be made under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the transactions contemplated by this Agreement, then the date on which this Agreement shall terminate shall automatically be extended by a period of up to 45 days after the filing thereof; provided that both Buyer on the one hand and AEI and the Owner on the other hand shall use commercially reasonable efforts to make any such filing as promptly as possible after the date of this Agreement.

     11.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, no party shall have any further obligation or liability to any other party under this Agreement.

     11.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by AEI, REP and the Owner, on the one hand, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the Transitory Subsidiary, or the material failure by the Buyer or the Transitory Subsidiary to perform any condition or obligation hereunder, and may be terminated by the Buyer or the Transitory Subsidiary, on the other hand, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of AEI, REP or the Owner or the failure of AEI, REP or the Owner to perform any condition or obligation hereunder.

XII.      BROKERS.

     12.1 FOR AEI, THE OWNER AND REP. AEI and the Owner jointly and severally represent and warrant that they have not engaged any broker or finder (other than Stephen D. Devito) or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Owner agrees to pay all fees, expenses and other compensation owed to Stephen D. Devito. The Owner agrees to indemnify and hold harmless the Buyer and its affiliates against any claims or liabilities asserted against them or their affiliates by any person acting or claiming to act as a broker or finder on behalf of AEI or the Owner.

     12.2 FOR THE BUYER. The Buyer and the Transitory Subsidiary jointly and severally agree to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer and the Transitory Subsidiary agree to indemnify and hold harmless AEI and the Owner against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer or the Transitory Subsidiary.

XIII.      REGISTRATION RIGHTS.

     13.1 REGISTRATION OF SHARES. The Buyer shall file with the SEC, within 30 days following the Closing, a registration statement on Form S-3 covering the resale to the public by the AEI Stockholders and the Owner of the Merger Shares (the "Stockholder Registration Statement"). The Buyer shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the Stockholder Registration Statement shall not be declared effective until after financial results covering at least 30 days of combined operations of AEI and the Buyer after the Effective Time shall have been publicly released. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

     13.2  LIMITATIONS ON REGISTRATION RIGHTS.

     (a) The Buyer may, by written notice to the AEI Stockholders, (i) delay for a period of up to 60 days the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend for a period of up to 60 days the Stockholder Registration Statement after effectiveness and require that the AEI Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

     (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the AEI Stockholders to cease sales of shares pursuant to paragraph
(a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all AEI Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to AEI Stockholders given pursuant to this paragraph (b), and the AEI Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

     13.3  REGISTRATION PROCEDURES.

     (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each AEI Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

     (b) The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; PROVIDED, HOWEVER, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

     (c) If the Buyer has delivered preliminary or final prospectuses to the AEI Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the AEI Stockholders and, if requested by the Buyer, the AEI Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the AEI Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the AEI Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

     (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article XIII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the AEI Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by AEI Stockholders.

     13.4 REQUIREMENTS OF AEI STOCKHOLDERS. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

     (a) the AEI Stockholder owning such shares furnishes to the Buyer in writing such information regarding such AEI Stockholder and the proposed sale of Merger Shares by such AEI Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

     (b) such AEI Stockholder shall have provided to the Buyer its written agreement:

          (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such AEI Stockholder furnished pursuant to this Section 13.4; and

          (ii) to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

     13.5 INDEMNIFICATION. The Buyer agrees to indemnify and hold harmless each AEI Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such AEI Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of an AEI Stockholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 13.5.

     13.6 ASSIGNMENT OF RIGHTS. An AEI Stockholder may not assign any of its rights under this Article XIII except in connection with the transfer of some or all of his, her or its Merger

Shares, PROVIDED each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article XIII.

XIV.     NOTICES.

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, facsimile, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

         To AEI or REP (prior to the Closing) or the Owner:

                  Robert S. Gundersen,
                  c/o Steve Rafsky, Stegre, Inc.,
                  541High Street, Westwood, MA 02090

                  With a copy to:

                  Michael J. Bohnen, Esq.
                  Nutter, McClennen & Fish, LLP
                  One International Place
                  Boston, MA  02110

                  To the Buyer or (after the Closing) AEI or REP:

                  Casella Waste Systems, Inc.
                  25 Greens Hill Lane
                  Rutland, VT
                  Attn:  Chief Operating Officer

                  With copies to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, MA  02109
                  Attn:    Jeffrey A. Stein, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or (b) three business days after being sent, if sent by registered or certified mail; or (c) on the business day actually received (or the first business day after actually received, if received other than on a business day), if sent by any other method.

XV.      XV.  SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer and the Transitory Subsidiary may assign this Agreement, and their rights and obligations hereunder, to any one or more wholly-owned or controlled subsidiaries or affiliates of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

XVI.      ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

     16.1 _______________. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Transitory Subsidiary, REP and AEI, by the consent of their respective Boards of Directors, or officers authorized by such Boards, or similar governing body (in the case of REP), together with the Owner, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by such parties.

     16.2 _______________. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with any provision of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

XVII.    EXPENSES.

         Except as otherwise expressly provided herein, the Buyer and the Transitory Subsidiary, on the one hand shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby and the Owner shall pay his own expenses and the expenses of REP and AEI in connection with this Agreement and the transactions contemplated hereby and to the extent not so paid, shall be deemed Indebtedness for purposes of Article I above.

XVIII.   GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

XIX.     SECTION HEADINGS.

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

XX.      SEVERABILITY.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

XXI.     COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

(Corporate Seal)                     BUYER:

ATTEST:                              CASELLA WASTE SYSTEMS, INC


Secretary                            By:________________________________

                                     Title:________________________________


ATTEST:                              ALTERNATE ENERGY, INC.

                                     By:_________________________________

                                     Title:________________________________

(Corporate Seal)                     OWNER:

                                     _____________________________________
                                     ROBERT S. GUNDERSEN

                                     ROCHESTER ENVIRONMENTAL PARK LLC

                                     By:__________________________________

SECRETARY                            Title:________________________________

                             AMENDMENT TO AGREEMENT

         The Agreement dated as of December 30, 1999 (the "Agreement"), by and among Casella Waste Systems, Inc., a Delaware corporation ("Buyer"), Alternate Energy, Inc., a Massachusetts corporation ("AEI"), Rochester Environmental Park LLC, a Massachusetts limited liability company ("REP"), and Robert S. Gundersen, an individual with a residence address at 18 Harwich Street, Westwood, Massachusetts, is hereby amended as follows as of this 31st day of January, 1999. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1.       Section 1.1(b) is hereby amended and restated as follows:

         (b) The "Conversion Ratio" shall be the result obtained by dividing an amount equal to (i) (X) the sum of (A) $14,688,330 plus (B) an amount equal to
5.0 times AEI's earnings before interest, taxes, depreciation and amortization (not including any contribution from REP other than payments for services rendered) for the 12-month period ended October 31, 1999, excluding expenses of AEI that will not be incurred following the Closing ("EBITDA"), minus (Y) the Estimated Indebtedness of AEI and REP as of the Closing, by (ii) the number of outstanding Common Shares immediately prior to the Effective Time, and dividing such amount by (iii) 15.3125 per share (the "Buyer Closing Stock Price"). The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock. Stockholders of record of AEI immediately prior to the Effective Time ("AEI Stockholders") shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their AEI Shares were converted pursuant to this Section 1.1 (the "AEI Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which their AEI Shares were converted pursuant to this Section 1.1, rounded to the nearest whole number (the "AEI Escrow Shares"), shall be deposited in escrow pursuant to Section 1.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

2.       Section 1.6 is hereby amended and restated as follows:

         (a) Within thirty (30) days following the Closing Date, AEI and the Owner shall cause Liberfarb and Sussman, independent accountants for the AEI Stockholders (the "AEI Accountants"), to conduct a SARS review of the books and records of AEI and REP as of the Closing Date. AEI and the Owner shall cause the AEI Accountants to deliver a reviewed balance sheet for each of AEI and REP (the "Closing Balance Sheets") to each of the Parties. The Closing Balance Sheets shall be prepared in accordance with generally accepted accounting principles applied consistently with AEI's past practice, without any adjustments applicable solely as a result of the transactions contemplated by this Agreement. The Closing Balance Sheets shall reflect any Indebtedness (as defined below) which is repaid at the Closing as if it had not been repaid, and any cash used to pay same as if it had not been so used. In addition, within thirty (30) days following the Closing Date, the Buyer will review the "AEI Statement of Operations for the twelve months ended 10/31/99 (with adjustments)", as previously delivered by AEI to the Buyer and attached hereto as SCHEDULE D.

         (b) The Closing Balance Sheets (also referred to as the "Closing Financial Statements") delivered pursuant to the preceding paragraph shall be accompanied by a statement prepared by the AEI Accountants, setting forth the aggregate Indebtedness and aggregate Working Capital of AEI and REP as of the Closing. For purposes of this Agreement, "Indebtedness" means (x) all liabilities as are required to be listed on a balance sheet under generally accepted accounting principles, plus (y) any expenses of REP and/or AEI incurred in connection with the transactions contemplated by this Agreement, including, without limiting the foregoing, all amounts which are paid or payable in connection with any employment agreement to which AEI or REP and/or is party, including upon the termination of such employment agreements or the determination that the transactions contemplated by this Agreement constitute a sale or otherwise entitle the employee to a payment under such employment agreements. In the event that (A) the Buyer or (B) AEI disputes the Closing Financial Statements or the calculation of the amount of Indebtedness or Working Capital, or in the event that the Buyer disputes that the EBITDA was at least $1,435,023, the disputing party shall notify the other parties hereto in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 20 calendar days after delivery of the Closing Financial Statements. In the event of such a dispute, the parties hereto shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 10 calendar days after the delivery of the Dispute Notice, the dispute shall be submitted to the AEI Accountants and to Arthur Andersen LLP, independent accountants for the Buyer (Arthur Andersen LLP being referred to as the "Buyer Accountants"), for resolution. The Buyer Accountants and the AEI Accountants shall use their best efforts to resolve the dispute within 30 days after submission. If they are unable to agree upon a resolution of the dispute within such 30-day period, the dispute shall be submitted to the American Arbitration Association for resolution within not more than 60 days in accordance with procedures established by the American Arbitration Association in their sole discretion. The determination of either the Buyer Accountants and the AEI Accountants, on the one hand, or the American Arbitration Association, on the other hand, as to the resolution of any dispute shall be final and binding and conclusive upon all parties hereto. All determinations pursuant to this paragraph (c) shall be in writing and shall be delivered to the parties hereto. For all purposes of this Agreement, the term "Closing Financial Statements" and "EBITDA" shall mean the Closing Financial Statements and EBITDA as modified pursuant to this Section 1.6.

         (c) The fees and expenses of the AEI Accountants in connection with the preparation of the Closing Financial Statements and the fees and expenses of the Buyer Accountants in connection with the resolution of disputes pursuant to paragraph (c) above shall be borne by the Buyer, and the fees and expenses of the AEI Accountants in connection with the resolution of disputes pursuant to paragraph (c) above shall be borne by the AEI Stockholders, jointly and severally. The fees and expenses of the American Arbitration Association in connection with the resolution of disputes pursuant to paragraph (c) above shall be shared equally by the Buyer on the one hand, and by the AEI Stockholders and the Owner, jointly and severally on the other hand.

         (d) Immediately upon the expiration of the 20-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to subparagraph (c) above (as applicable, the "Indebtedness Adjustment Date"), the AEI Stockholders and the Owner shall, jointly and severally, deliver to the Buyer such number of shares of Buyer Common Stock as is equal to the quotient resulting from dividing (A) (x) the amount by which the aggregate Indebtedness of AEI and REP as shown on the Closing Balance Sheet is greater than the aggregate Estimated Indebtedness of AEI and REP at the Closing, plus
(y) the amount by which the aggregate working capital of AEI and REP is less than the aggregate working capital of AEI and REP as of September 30, 1999 less any cash (the "Working Capital Target"), plus (z) five times the amount by which EBITDA is less than $1,435,023 (provided that if (i) the aggregate working capital of AEI and REP is greater than the Working Capital Target, (ii) the aggregate Indebtedness is less than the aggregate Estimated Indebtedness, or
(iii) EBITDA is greater than $1,435,023, it shall not be applied to reduce the amount by which any of (x), (y) or (z) is true) by (B) the Buyer Closing Stock Price. In the event that the aggregate Indebtedness as finally reflected on the Closing Financial Statements is less than the aggregate Estimated Indebtedness, the working capital as finally reflected on the Closing Financial Statements is not less than the Working Capital Target, and EBITDA is not less than $1,435,023, then the Buyer shall issue such additional number of shares of Buyer Common Stock to the AEI Stockholders and the Owner as is equal to the amount by which such aggregate Indebtedness exceeds the Estimated Indebtedness, divided by the Buyer Closing Stock Price. The allocation of such additional shares among the AEI Stockholders and the Owner shall be determined by the Buyer and the Owner, individually and in his capacity as Indemnification Representative, in their reasonable judgment.

3.       A new Section 2.26(m) is hereby added which shall read as follows:

         "(m) Such Real Estate abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Estate."

4.       The following paragraphs shall be inserted immediately after
Section 9.12(e):

         "(f) any claims against, or liabilities, obligations or expenses of, AEI or REP with respect to any litigation, arbitration or similar proceeding or dispute resolution naming such party and in existence on the date hereof regardless of whether such matter has been listed on a disclosure schedule; and

         (g) all amounts payable under any outstanding payable or other obligation of AEI or REP which become due as a result of the transactions contemplated by this Agreement (to the same such amounts have not been included within the meaning of "Indebtedness" above)"

5.       The last word in Section 9.2(d), "and", shall be deleted.

6. The period in Section 9.2(e) shall be deleted and a semicolon inserted in lieu thereof.

7. Section 9.6 is hereby deleted, and the following shall be inserted in lieu thereof:

"Section 9.6 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the first anniversary of the Closing Date. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be specifically asserted or maintained in writing by a party hereto on or prior to the first anniversary of the Closing Date (provided, however, that without limiting the foregoing, the provisions of Section 9.1(b) and 9.2(a) through (g) shall not be subject to such limitations) except for claims, if any, specifically asserted in writing prior to such date, which shall survive until finally resolved and satisfied in full. Notwithstanding anything to the contrary in this Section 9, (i) no indemnified party shall be entitled to receive, and no indemnifying party shall be obligated to pay, the first $50,000 in the aggregate of indemnity obligations otherwise payable by the AEI Stockholders and Owner, on the one hand, or Buyer, on the other hand, pursuant to Section 9.1(a) or 9.1(c) above; and (ii) in no event shall the aggregate liability of the AEI Stockholders and the Owner hereunder exceed the Merger Shares received by them hereunder, except in the event such liability is the result of a claim brought pursuant to Section 9.2(f) or 9.2(g), in which case such aggregate liability may exceed the Merger Shares received by the AEI Stockholders and the Owner. Except with respect to claims based on fraud, in the event the Closing occurs, the rights of the indemnified persons under this Article IX shall be the exclusive remedy of the indemnified persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer, AEI, the Owner or REP contained in this Agreement.

8. In all other respects, the Agreement shall remain in full force and effect, and all references in the Agreement to "this Agreement" shall mean the Agreement as amended hereby.






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


IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                       BUYER:

                                       CASELLA WASTE SYSTEMS, INC
                                       By: /s/ Jerry S. Cifor
                                          ---------------------------------
                                        Title:  Senior Vice President
                                               ----------------------------

                                       ALTERNATE ENERGY, INC.


                                       By: /s/ Robert S. Gundrsen
                                          ---------------------------------
                                       Title:  Treasurer
                                               ----------------------------


                                       OWNER:

                                        /s/ Robert S. Gundrsen
                                       ------------------------------------
                                       Robert S. Gundersen


                                       ROCHESTER ENVIRONMENTAL PARK LLC

                                       By: /s/ Robert J. Gundrsen
                                          ---------------------------------
                                       Title:  Manager
                                               ----------------------------